Exhibit 99.1

For Release at 1:05 p.m., PST 01/28/14

Iteris Reports Fiscal Third Quarter 2014 Results

— Total Revenues Up 18% to $16.5 Million —

SANTA ANA, Calif. — January 28, 2014 — Iteris, Inc. (NYSE MKT: ITI), a leader in providing intelligent traffic management information solutions, reported financial results for its fiscal third quarter ended December 31, 2013.

Fiscal Q3 2014 Highlights vs. Same Quarter a Year Ago

•            Total revenues up 18% to $16.5 million

•            Roadway Sensors revenues up 45% to $7.3 million

•            Gross margin improved 60 basis points to 37.4%

•            Operating income increased to $309,000 from a loss of $427,000, while continuing our accelerated investment in iPerform

•            Cash & cash equivalents increased $797,000 to $20.5 million

Fiscal Q3 2014 Financial Results

Total revenues in the third quarter of fiscal 2014 increased 18% to $16.5 million compared to $14.0 million in the same quarter a year ago. The increase was attributed to a 45% increase in Roadway Sensors revenues, and to a lesser extent, a 6% increase in Transportation Systems revenues. This was partially offset by an 8% decrease in iPerform revenues.

The significant increase in Roadway Sensors revenues was primarily due to the success of various growth initiatives developed earlier in the year, increases in the company’s international sales, OEM distributed products, and the timing of customer orders in the prior year. iPerform revenue decline of 8% was primarily due to delays in contract awards with certain public agencies. Sequentially, our total revenue declined 3% primarily due to seasonality, as the third quarter generally represents our smallest quarter in our fiscal year.

Gross margin in the third quarter increased 60 basis points to 37.4% from 36.8% in the same quarter a year ago. The increase in gross margin was primarily due to increased sales of the company’s Roadway Sensors products, which generally carry higher margins than the Transportation Systems segment.

Operating expenses in the third quarter increased 5% to $5.9 million compared to $5.6 million in the same quarter a year ago. The increase was primarily due to planned increases in sales and marketing and accelerated research and development expenses in the iPerform segment.

Operating income in the third quarter increased significantly to $309,000 compared to a loss of $427,000 in the same quarter a year ago. Net income in the third quarter was $238,000, or $0.01 per share, compared to net income of $1.1 million, or $0.03 per share, in the same quarter a year ago, which included a $1.4 million gain, net of tax, related to the sale of the company’s Vehicle Sensors business.

Total backlog at the end of the third quarter was $36.8 million compared to $38.0 million in the same quarter a year ago. Transportation Systems and iPerform declined 5.2% due to timing of new orders, partially offset by a 19% increase in Roadway Sensors. Backlog was comprised of $28.6 million from Transportation Systems, $4.4 million from iPerform, and $3.8 million from Roadway Sensors.

Management Commentary

“Our 18% revenue growth during the third quarter demonstrates the stability of the overall intelligent transportation market as well as strengthening demand for our core Roadway Sensors products and Transportation Systems services,” said Abbas Mohaddes, president and CEO of Iteris. “During the quarter, we also saw a significant improvement in operating income, which was primarily driven by growth in our Roadway Sensors segment.”

“We continued to fund our investment in iPerform from the operating profits of our core businesses,” continued Mohaddes. “In fact, we are now halfway through our 18-month accelerated investment period and continue to make significant advancements in developing our predictive weather and traffic platforms. During the third quarter, iPerform introduced its ClearPath™ Weather analytics platform in beta form to two new public agencies. Additionally, our ClearPath™ Incident platform now supports 50 metropolitan markets in more than 25 states. We expect to announce new traffic analytics and weather products into a number of new sales channels and continue to focus on growing our core business segments during this aggressive development cycle.”

Conference Call

Iteris will hold a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss its fiscal third quarter 2014 results. Iteris’ CEO Abbas Mohaddes will host the call, followed by a question and answer period.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

Date: Tuesday, January 28, 2014

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-in number: 1-877-941-4774

International dial-in number: 1-480-629-9760

Conference ID: 4661945

The conference call will be broadcast live and available for replay via the investor relations section of the Iteris website at www.iteris.com.

A telephone replay of the call will also be available after 7:30 p.m. ET on the same day through February 11, 2014.

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay ID: 4661945

About Iteris, Inc.

Iteris, Inc. (NYSE MKT: ITI) is a leading provider of intelligent information solutions to the traffic management market. The Company is focused on the development and application of advanced technologies and software-based information systems that reduce traffic congestion, provide measurement, management, and predictive traffic analytics, and improve the safety of surface transportation systems. By combining its unique IP, products, decades of expertise in traffic management, and information technologies, Iteris offers a broad range of Intelligent Transportation System (ITS) solutions to customers worldwide. The firm is headquartered in Santa Ana, California, with offices nationwide and in the Middle East. For more information, please call 1-888-329-4483 or visit www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This earnings release contains forward-looking statements based on our current expectations, estimates, and projections about our business, the traffic management industry, the U.S. and global economies, federal funding for transportation and infrastructure projects as well as management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should, “ “could,” “will,” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s future performance and operating results, our expected organic growth, the impact of our new strategic relationship, and the market demand for and acceptance of our products, technologies and services.  Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of the Federal Highway Bill on the Intelligent Transportation industry and the expected benefits to Iteris; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; our ability to successfully develop, market and sell software-based solutions, specifically our IterisPeMS™ software; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to further expand our revenues and introduce and gain broad acceptance for new and recently introduced technologies, products or services and the general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Contact:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Investor Relations

Tel 1-949-574-3860

ITI@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	March 31,
	2013	2013
	(unaudited)
ASSETS:
Cash	$20,511	$19,137
Trade accounts receivable, net	10,643	10,946
Costs and estimated earnings in excess of billings on uncompleted contracts	5,661	6,346
Inventories	2,668	2,465
Prepaid expenses and other current assets	876	852
Current portion of deferred income taxes	2,363	2,363
Total current assets	42,722	42,109

Property and equipment, net	1,633	1,862
Long-term portion of deferred income taxes	5,189	5,888
Goodwill	17,318	17,318
Intangible and other assets, net	2,113	2,334
Total assets	$68,975	$69,511

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other current liabilities	$9,847	$10,764
Billings in excess of costs and estimated earnings on uncompleted contracts	1,626	1,958
Total current liabilities	11,473	12,722
Long-term liabilities	194	908
Total liabilities	11,667	13,630
Stockholders’ equity	57,308	55,881
Total liabilities and stockholders’ equity	$68,975	$69,511

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Total revenues	$16,548	$13,994	$50,605	$45,802
Cost of revenues	10,356	8,843	30,775	28,316
Gross profit	6,192	5,151	19,830	17,486

Operating expenses:
Selling, general and administrative	4,632	4,382	14,528	13,509
Research and development	1,085	902	2,818	2,369
Amortization of intangible assets	161	161	483	483
Change in fair value of contingent acquisition consideration	5	133	21	(188)
Total operating expenses	5,883	5,578	17,850	16,173
Operating income (loss)	309	(427)	1,980	1,313
Non-operating income (expense):
Other income (expense), net	(3)	1	6	9
Interest income (expense), net	8	12	—	(2)
Income (loss) from continuing operations before income taxes	314	(414)	1,986	1,320
(Provision) benefit for income taxes	(86)	120	(667)	(475)
Income (loss) from continuing operations	228	(294)	1,319	845
Gain on sale of discontinued operation, net of tax	10	1,391	40	1,478
Net income	$238	$1,097	$1,359	$2,323

Income (loss) per share from continuing operations — basic and diluted	$0.01	$(0.01)	$0.04	$0.03
Gain per share from sale of discontinued operation — basic and diluted	$0.00	$0.04	$0.00	$0.04
Net income per share - basic and diluted	$0.01	$0.03	$0.04	$0.07

Shares used in basic per share calculations	32,734	33,532	32,628	33,657
Shares used in diluted per share calculations	32,897	33,641	32,826	33,759

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Three Months Ended December 31, 2013
Total revenues	$7,348	$7,505	$1,695	$16,548

Segment operating income (loss)	$1,336	$692	$(414)	$1,614
Corporate and other income (expense), net				(1,139)
Amortization of intangible assets				(161)
Change in fair value of contingent acquisition consideration				(5)
Operating income				$309

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Three Months Ended December 31, 2012 *
Total revenues	$5,081	$7,078	$1,835	$13,994

Segment operating income	$243	$928	$119	$1,290
Corporate and other income (expense), net				(1,423)
Amortization of intangible assets				(161)
Change in fair value of contingent acquisition consideration				(133)
Operating loss				$(427)

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Nine Months Ended December 31, 2013
Total revenues	$23,654	$22,661	$4,290	$50,605

Segment operating income (loss)	$4,506	$2,721	$(923)	$6,304
Corporate and other income (expense), net				(3,820)
Amortization of intangible assets				(483)
Change in fair value of contingent acquisition consideration				(21)
Operating income				$1,980

	Roadway Sensors	Transportation Systems	iPerform	Iteris, Inc.
Nine Months Ended December 31, 2012 *
Total revenues	$19,485	$22,085	$4,232	$45,802

Segment operating income (loss)	$3,228	$2,518	$(28)	$5,718
Corporate and other income (expense), net				(4,110)
Amortization of intangible assets				(483)
Change in fair value of contingent acquisition consideration				188
Operating income				$1,313

*  Transportation Systems and iPerform revenues and segment operating income (loss) have been stated on a proforma basis for comparison with the current year.